Exhibit 99.1


99 CENTS ONLY STORES(R) REPORTS SECOND QUARTER 2005 RETAIL SALES OF $234.4 MILLION, UP 3.3%, AND TOTAL SALES OF $244.7, UP 3.1% OVER THE SECOND QUARTER OF 2004.


CITY OF COMMERCE, CA - July 8, 2005 - 99 Cents Only Stores(R) (NYSE:NDN) (the "Company") reports total sales of $244.7 million for the second quarter ended June 30, 2005. This represents an increase of 3.1% over sales of $237.3 million for the second quarter of 2004. Second quarter retail sales for 99 Cents Only Stores were $234.4 million, up 3.3% from sales of $226.9 million for 2004. The sales increases were due to increases in the number of stores.

     Same-store-sales for 99 Cents Only Stores were down 2.9% for the second quarter of 2005. For this period, the amount of same-store-sales transactions were down 2.7% and the average transaction size slightly decreased by 0.2%.

     Total sales for the six months ended June 30, 2005 were $487.3 million, up 4.3% over the six months ended June 30, 2004. Total retail sales for the first six months of 2005 were $466.3 million, up 4.6% over the first half of 2004. Same-store-sales for the six months ending June 30, 2005 were down 2.8%.

     During the second quarter of 2005, the Company opened two stores, and has opened seven stores in the first half of 2005 and closed one due to a relocation. Approximately seven additional stores, all in California and Arizona, are planned for the remainder of 2005, with one Arizona store to close due to an eminent domain action. Gross retail and sellable square footage at the end of the second quarter was 5.0 million and 3.9 million, respectively.

     Bargain Wholesale sales for the second quarter of 2005 were $10.2 million compared to $10.3 million in the second quarter of 2004. Year-to-date Bargain Wholesale sales were $21.0 million for 2005, compared to $21.6 million for the first half of 2004. Bargain Wholesale sales represent 4.3% of second quarter 2005 total sales.

     Eric Schiffer, CEO of the Company, said "Our second quarter same-store-sales were negatively impacted by several factors, including the Easter selling season occurring in the first quarter of 2005 versus in the second quarter of 2004, operational issues and by a decline in the Texas comp store sales exceeding the average decline of comp sales for all stores. On a positive note, same-store-sales in Texas were positive for the later half of the second quarter of 2005, versus the same period for 2004.

     Our Company was profitable in the first and second quarters of 2005, and continues to be debt free with a strong cash position. We continue to focus our management team on improving overall execution while building a foundation to support future growth. While we continue to make progress addressing a number of operational issues in the stores and across the supply chain, we continue to believe we may not see substantial improvement through the balance of 2005. We look forward to discussing the results of our operations, as well as merchandising and systems initiatives on our upcoming earnings conference calls."

     The Company expects to file its 2004 Form 10-K this month. The Company plans to announce its earnings for the first quarter of 2005 by early August, after its independent registered public accounting firm completes its first quarter review, and file its 2005 first quarter Form 10-Q shortly thereafter. The Company plans to announce its second quarter earnings by early September, and file its second quarter 2005 Form 10-Q shortly thereafter. It is the Company's policy to have its independent registered public accounting firm complete its limited quarterly review procedures prior to releasing quarterly results, and therefore additional time may be needed which could delay these earnings release dates.

     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 225 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. The Company's next store is planned to open July 14th in Los Angeles. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors, which could cause actual results to differ materially from these forward-looking statements, include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com

CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Jeff Kniffin, CFO, 323/881-1239.